FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. ANNOUNCES SECOND QUARTER SALES
AND AFFIRMS 2009 GUIDANCE

New York, New York, July 23, 2009 - Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that net sales for the second quarter of 2009 were approximately $88.6 million, down 10.6% from $99.1 million in the same period in 2008.  At comparable foreign currency exchange rates, net sales were down 3%.  European-based operations generated sales of $79.4 million as compared to $83.9 million in the same period last year.  Second quarter sales by U.S.-based operations declined to $9.2 million from $15.2 million.  The Company plans to issue its second quarter 2009 results on August 10, 2009, after the close of the market, and conduct a conference call on the following day.

Through the first half of 2009, net sales were $179.0 million, or 19.4% below the $222.2 million reported in the first half of 2008.  At comparable foreign currency exchange rates, net sales were down 13%.  Based upon its new product launch schedule, as well as the seasonality of its business, the Company expects a stronger second half and continues to look for 2009 net sales of $390 million, with net income of approximately $21.0 million or $0.70 per diluted share.

Jean Madar, Chairman and CEO of Inter Parfums, noted, "In light of the worldwide decline in consumer spending and the corresponding destocking of fragrance inventories by distributors and retailers, our 10.6% decline in net sales is rather modest and considerably less than many of our peers.  Of that amount, the continued strength of the U.S. dollar relative to the euro, was responsible for about 6.5% of the decline.  As was the case in the first quarter, the second quarter bar was set quite high last year when sales by European-based operations were 19% ahead of the same period one year earlier with much of the gain due to the rollout of Burberry The Beat for women.  Of special note, Lanvin, our second largest prestige brand, has proven somewhat resilient to the economic downturn with year-to-date sales running 25% ahead of last year in local currency due to the continued strength of Eclat d'Arpège, reorders of Jeanne Lanvin which debuted in the fall of 2008, and the good response to Lanvin L'Homme Sport this spring."

Discussing U.S.-based operations, he continued, "Last year's second quarter also marked the continuation of pipeline shipments for international distribution of Gap and Banana Republic fragrance and personal care products, boosting sales by 23% from the comparable period in 2007.  In addition to a difficult comparison for international distribution, the North American market, which presently represents a significant portion of our specialty retail sales, has been especially weak.  Our plans for the second half of 2009 include new product launches for Brooks Brothers and Banana Republic as well as the initial launch of bebe fragrance in both domestic and international markets.  We anticipate that these new activities together with existing distribution should stem the sales decline for our US operations."

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, Van Cleef & Arpels, Paul Smith, S.T. Dupont and Quiksilver/Roxy.  The Company also owns Lanvin Perfumes and Nickel, a men's skin care company.  It also produces personal care products for specialty retailers under exclusive agreements for Gap, Banana Republic, New York & Company, Brooks Brothers and bebe brands.  In addition, Inter Parfums produces and supplies mass market fragrances and fragrance related products.  The Company's products are sold in over 120 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2008 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Lena Cati (212) 836-9611/lcati@equityny.com www.theequitygroup.com